Exhibit 23.1

Williams & Webster, P.S. Certified Public Accountants & Business Consultants

Board of Directors
Rancher Energy Corp.
Denver, Colorado

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-1 of our audit report dated June 19, 2006, on the financial statements of Rancher Energy Corp., for the filing with and attachment to this Registration Statement for the year ended March 31, 2006 and 2005.

We also consent to the reference to us under the heading "Experts" in the prospectus.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
March 5, 2007

Members of Private Companies Practice Section, SEC Practice Section, AICPA and WSCPA
Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201
Phone (509) 838-5111 • Fax (509) 838-5114 • www.williams-webster.com